EXHIBIT 21

                           SUBSIDIARIES OF WERNER ENTERPRISES, INC.


       SUBSIDIARY                                     STATE OF INCORPORATION

1.  Werner Leasing, Inc.                                      Nebraska
2.  Werner Aire, Inc.                                         Nebraska
3.  Gra-Gar, Inc.                                             Nebraska
4.  Drivers Management, Inc.                                  Nebraska
5.  Frontier Clinic, Inc.                                     Nebraska
6.  Fleet Truck Sales, Inc.                                   Nebraska
7.  Professional Truck Drivers School, Inc.                   Nebraska
8.  Werner Transportation, Inc.                               Nebraska